Exhibit 21

Subsidiaries of the Registrant


Subsidiary Name                          State of Incorporation    Business Name
---------------                          ----------------------    -------------

California Water Service Company               California          California Water Service Company
CWS Utility Services                           California          CWS Utility Services
New Mexico Water Service Company               New Mexico          New Mexico Water Service Company
Washington Water Service Company               Washington          Washington Water Service Company


The Company and each of its subsidiaries operate in one business segment, the supply and distribution of water, and providing water related services.

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